Registration No. 333-59453
                                                  Rule 424 (b)(2)

PRICING SUPPLEMENT No. 14 Dated October 7, 1998 (To Prospectus dated July 28, 1998)

                         $5,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                       Medium Term Notes

          Due Nine Months or More from Date of Issue
                      ________________

Principal Amount:  $150,000,000

Price to Public:   100%         Proceeds to HFC:  99.70%

Issue Date:  October 15, 1998

Stated Maturity:  October 15, 2001

Redeemable On or After:  Not Applicable.

Initial Interest Rate:  To be determined on October 13, 1998.

Interest Rate Basis:  LIBOR Telerate.

Spread or Spread Multiplier:  Plus .40% (+ 40 basis points).

Interest Payment Dates:  On the 15th of January, April, July and
     October of each year, commencing January 15, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:    Merrill Lynch & Co., as Principal      --  $50,000,000
          Credit Suisse First Boston Corporation -- $100,000,000

Agent's Discount or Commission:  .30%


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